EX-99.2

Exhibit 99.2

Offer to Purchase

SALIENT ABSOLUTE RETURN MASTER FUND

P.O. Box 182663

Columbus, Ohio 43218-2663

Offer to Purchase Up to $25,000,000 of Outstanding

Shares of Beneficial Interest at Net Asset Value

Dated January 23, 2012

The Offer and Withdrawal Rights Will Expire at

Midnight, Central Standard Time, on February 21, 2012,

Unless the Offer is Extended

To the Shareholders of the Salient Absolute Return Master Fund:

The Salient Absolute Return Master Fund, a closed-end, non-diversified, management investment company organized as a Delaware statutory trust (the “Fund”), is offering to purchase on the terms and conditions set forth in this offer to purchase (“Offer to Purchase”) and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the “Offer”) up to $25,000,000 of shares (the “Offer Amount”) in the Fund or portions thereof pursuant to tenders by Shareholders at a price equal to their estimated net asset value as of March 31, 2012 (the “Valuation Date”). The Fund has approximately $138,805,271 in net assets as of November 30, 2011. This Offer is currently scheduled to expire at midnight, Central Standard Time, on February 21, 2012 (the “Expiration Date”), but the Fund may extend this date. (As used in this Offer, the term “Share,” or “Shares,” as the context requires, shall refer to the shares in the Fund and portions thereof representing shares of beneficial interest in the Fund and those shares that have been tendered for repurchase.) This Offer is being made to all Shareholders of the Fund and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund’s Registration Statement dated as of April 28, 2011 (the “Registration Statement”).

Shareholders should realize that the value of the Shares tendered in this Offer will likely change between the most recent time net asset value was calculated and communicated to them and the Valuation Date, when the value of the Shares tendered to the Fund will be determined for purposes of calculating the purchase price of such Shares, and such change could be material. The Fund determines the estimated net asset value monthly based on the information it receives from the managers of the private investment vehicles (“Investment Funds”) in which it invests. Any tendering Shareholders that wish to obtain the estimated net asset value of their Shares on this basis should contact the Support Desk of Salient Advisors, L.P. at (800) 725-9456 Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Central Standard Time).

Shareholders desiring to tender all or any portion of their Shares in the Fund in accordance with the terms of the Offer should complete and sign the appropriate forms in accordance with the procedures in the Offer to Purchase.

IMPORTANT

NEITHER THE FUND NOR THE INVESTMENT ADVISER NOR ANY OF THE MANAGERS OR TRUSTEES OF THE FUND MAKE ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES, AND, IF SO, THE PORTION OF THEIR SHARES TO TENDER.

BECAUSE EACH SHAREHOLDER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY

INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund’s Investment Adviser.

Salient Advisors, L.P. P.O. Box 182663 Columbus, Ohio 43218-2663 Phone: (800) 725-9456

SUMMARY TERM SHEET

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As we disclosed in your Fund’s registration statement dated April 28, 2011, and as may be amended and supplemented from time to time (the “Registration Statement”), Salient Advisors, L.P. (the “Investment Adviser”) intends to recommend to the Board of Trustees (the “Board” or “Trustees”) and the Board is expected to approve offers to buy your shares of beneficial interest at their estimated net asset value (that is, the estimated value of the Fund’s assets minus its liabilities, divided by shares outstanding. The current offer will remain open until midnight, Central Standard Time, on February 21, 2012 (the “Expiration Date”) with the estimated net asset value calculated for this purpose as of March 31, 2012 (the “Valuation Date”). Capitalized terms used in this tender offer filing but not otherwise defined shall have the meanings ascribed to them in the Registration Statement.

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Following this summary is a formal notice of the offer to repurchase your shares of beneficial interest (“Shares”). The offer remains open until the Expiration Date. You have the right to withdraw your tendered Shares any time until the earlier to occur of the date such tendered Shares are accepted by the Fund or the Valuation Date. If you would like to purchase your Shares, you should complete a Letter of Transmittal (the two page Tender Offer Form will suffice), enclosed with the Offer to Purchase, and contact your financial advisor for specific return instructions. Allow for additional processing time by your financial intermediary if necessary as the form must ultimately be submitted to Salient Advisors, L.P. , at P.O. Box 182663, Columbus, Ohio 43218-2663, Attention: Salient Absolute Return Fund or faxed to Salient Advisors, L.P. at (866) 624-0077, Attention: Salient Absolute Return Fund. If you choose to fax the Letter of Transmittal, you should mail the original Tender Offer Form promptly after you fax it. Properly completed mailed tender offer forms or the faxed form must be received prior to the Expiration Date. The value of your Shares will likely change between the most recent time estimated net asset value was calculated and communicated to you and the Valuation Date, when the value of your investment will be determined for purposes of calculating your purchase price.

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If you would like to obtain the estimated net asset value of your Shares, which we calculate monthly based on the information we receive from the managers of the Investment Funds in which we invest, you may contact the Support Desk of Salient Advisors, L.P. at (800) 725-9456 Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Central Standard Time). Please note that although you have the opportunity to have your Shares repurchased, we have the right to cancel, amend or postpone this offer at any time prior to the earlier of the Valuation Date (as such may be extended if the Expiration Date is extended) or when the tendered Shares have been accepted by the Fund.

1. Background and Purpose of the Offer. The purpose of the Offer is to provide liquidity to Shareholders as contemplated by and in accordance with the procedures set forth in the Fund’s Registration Statement. The Registration Statement provides that the Board has the discretion to determine whether the Fund will purchase Shares from Shareholders from time to time pursuant to written tenders. Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Fund, the Board has determined, after consideration of various matters, that the Offer is in the best interests of Shareholders to provide liquidity for Shares as contemplated in the Registration Statement. The Board intends to consider the continued desirability of the Fund making an offer to purchase Shares four times each year, but the Fund is not required to make any such offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Shareholders who do not tender Shares. Shareholders who retain their Shares may be subject to increased risks that may possibly result from the reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to decreased diversification. A reduction in the aggregate assets of the Fund may result in Shareholders who do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional purchases of Shares are made by new and existing Shareholders from time to time, although there can be no assurances that such new or additional purchases will occur.

Shares that are tendered to the Fund in connection with the Offer to Purchase, if accepted for repurchase, will be repurchased, resulting in a change in the income ratio and an increase in the expense ratio of Shares owned by Shareholders remaining in the Fund (assuming no further issuances of Shares).

2. Offer to Purchase and Price. The Fund will purchase, upon the terms and subject to the conditions of the Offer, up to the Offer Amount of those outstanding Shares that are properly tendered and not withdrawn before the Expiration Date.

If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Shares, the estimated net asset value of such Shares will be determined approximately one month after the tender offer actually expires. The later of the initial Expiration Date or the latest time and date to which the Offer is extended hereinafter is called the “Expiration Date.” The Fund reserves the right to extend, amend or cancel the Offer as described in herein. The purchase price of a Share tendered will be its estimated net asset value as of the close of business on the Valuation Date.

As of the close of business on November 30, 2011, there was approximately $138,805,271 in net asset value held in Shares. The Fund’s administrator determines the Fund’s estimated net asset value monthly based on information it receives from the managers of the Investment Funds in which the Fund invests. Shareholders may obtain this information by contacting the Support Desk of Salient Advisors, L.P. at (800) 725-9456, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Central Standard Time). Of course, the value of the Shares tendered by the Shareholders likely will change between the most recent time net asset value was calculated and the Valuation Date.

3. Amount of Tender. Subject to the limitations set forth below, Shareholders may tender their entire Share or a portion of their Shares. The Offer is being made to all Shareholders and is not conditioned on any minimum amount of Shares being tendered.

If the amount of the Shares that are properly tendered pursuant to the Offer and not withdrawn is less than or equal to the Offer Amount, the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer. If more than the Offer Amount of Shares is duly tendered to the Fund before the expiration of the Offer and not withdrawn, the Fund will, in its sole discretion, either (a) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Shares that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (c) accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate estimated net asset value of tendered Shares. At the present time, the Fund is not aware of any intentions of any of the Managers or Trustees to have their Shares acquired in this tender offer.

4. Procedure for Tenders. Shareholders wishing to tender Shares pursuant to the Offer should complete and execute the Letter of Transmittal (the two page Tender Offer Form will suffice) and contact their financial advisor as the financial intermediary may have specific instructions that need to be followed. Please allow for additional processing time by your financial intermediary if necessary as the form must ultimately be received by the Investment Adviser, either by mail, to the attention of Salient Absolute Return Fund at P.O. Box 182663, Columbus, Ohio 43218-2663, or by fax, also to the attention of Salient Absolute Return Fund, at (866) 624-0077, prior to the Expiration Date. The Fund recommends that all documents be submitted by certified mail, return receipt requested, or by facsimile transmission. A Shareholder choosing to fax a Letter of Transmittal should also send the original completed and executed Letter of Transmittal (the two page Tender Offer Form will suffice) promptly thereafter.

Shareholders wishing to confirm receipt of a Letter of Transmittal may contact the Investment Adviser at (800) 725-9456. The method of delivery of any documents is at the election and complete risk of the Shareholder tendering Shares, including, but not limited to, the failure of the Investment Adviser to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund nor the Investment Adviser nor any of the Managers or Trustees of the Fund shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5. Withdrawal Rights. Any Shareholder tendering a Shares pursuant to this Offer may withdraw its Shares at any time until the earlier to occur of the date such tendered Shares are accepted by the Fund or the Valuation Date. To be effective, any notice of withdrawal must be timely received by the Investment Adviser by mail or fax. A form to use to give notice of withdrawal is available by calling the Support Desk of the Investment Adviser at (800) 725-9456. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by following the procedures for tenders described above.

6. Purchases and Payment. For purposes of the Offer, the Fund will be deemed to have accepted Shares that are tendered when it gives written notice to the tendering Shareholder of its election to purchase such Shares. The purchase price of a Shares tendered by any Shareholder will be the estimated net asset value thereof as of the close of business on the Valuation Date. If the Fund elects to extend the tender period, the estimated net asset value of tendered Shares will be determined approximately one month after the tender offer actually expires. The estimated net asset value will be determined after all allocations to accounts of the Shareholders required to be made by the Registration Statement have been made.

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The initial payment (the “Initial Payment”) will be made in an amount equal to at least 95% of the estimated value of the repurchased Shares (or portion thereof), determined as of the Valuation Date. The Initial Payment will be made as of the later of (1) the 35th day after the Valuation Date, or (2) in the sole discretion of the Investment Adviser, if the Fund has requested withdrawals of its capital from any Investment Funds in order to fund the repurchase of Shares, within ten business days after the Fund has received at least 95% of the aggregate amount so requested to be withdrawn by the Fund from the Investment Funds (the “Investment Fund Payment Date”).

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The second and final payment (the “Final Payment”) is expected to be in an amount equal to the excess, if any, of (1) the value of the repurchased Shares (or portion thereof), determined as of the Valuation Date based upon the results of the annual audit of the Fund’s financial statements for the fiscal year in which the Valuation Date of such repurchase occurred, over (2) the Initial Payment. The Investment Adviser anticipates that the annual audit of the Fund’s financial statements will be completed within 60 days after the end of each fiscal year of the Fund and that the Final Payment will be made as promptly as practicable after the completion of such audit.

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Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities.

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Notwithstanding anything in the foregoing to the contrary, in the event that a Shareholder has requested the repurchase of a portion of its Shares which would result in such Shareholder continuing to hold at least 10% of the value of its Shares as of December 31 of the fiscal year ending immediately prior to the fiscal year in which such request was made, the Final Payment in respect of such repurchase shall be made on or before the 60th day after the Valuation Date, provided that if the Fund, in the sole discretion of the Investment Adviser, has requested withdrawals of its capital from any Investment Funds in order to fund the repurchase of Shares, such payment may be postponed until 10 business days after the applicable Investment Fund Payment Date. Such payment shall be in an amount equal to the excess, if any, of (1) the value of the repurchased Shares (or portion thereof), determined as of the Valuation Date, based upon information known to the Fund as of the date of the Final Payment, over (2) the Initial Payment. If, based upon the results of the annual audit of the Fund’s financial statements for the fiscal year in which the Valuation Date of such repurchase occurred, it is determined that the value at which the Shares were repurchased was incorrect, the Fund shall, as promptly as practicable after the completion of such audit, decrease such Shareholder’s account balance by the amount of any overpayment, or increase such Shareholder’s account balance by the amount of any underpayment, as applicable.

The repurchase of Shares is subject to regulatory requirements imposed by the Securities and Exchange Commission (“SEC”). The Fund’s repurchase procedures are intended to comply with such requirements. However, in the event that the Board determines that modification of the repurchase procedures described above is required or appropriate, the Board will adopt revised repurchase procedures as necessary to ensure the Fund’s compliance with applicable regulations or as the Board in its sole discretion deems appropriate. Following the commencement of an offer to repurchase Shares, the Fund may suspend, postpone or terminate such offer in certain circumstances upon the determination of a majority of the Board, including a majority of the Independent Trustees, that such suspension, postponement or termination is advisable for the Fund and its Shareholders, including, without limitation, circumstances as a result of which it is not reasonably practicable for the Fund to dispose of its investments, to determine the value of its net assets, or other unusual circumstances.

Each Shareholder whose Shares (or portion thereof) have been accepted for repurchase will continue to be a Shareholder of the Fund until the Valuation Date (and thereafter if its Shares are repurchased in part) and may exercise its voting rights with respect to the repurchased Shares until the Valuation Date. Moreover, the account maintained in respect of a Shareholder whose Shares (or portion thereof) have been accepted for repurchase will be adjusted for the net profits or net losses of the Fund through the Valuation Date, and such Shareholder’s account shall not be adjusted for the amount withdrawn, as a result of the repurchase, prior to the Valuation Date.

Upon its acceptance of tendered Shares or portions of Shares for repurchase, the Fund will maintain on its books (1) cash, (2) liquid securities or (3) interests in Investment Funds that the Fund has requested be withdrawn (or any combination of them), in an amount equal to the amount of accepted tendered Shares.

Payments for repurchased Shares may require the Fund to liquidate portfolio holdings in Investment Funds earlier than the Investment Adviser otherwise would liquidate such holdings, potentially resulting in losses, reduced tax efficiency and may increase the Fund’s portfolio turnover. The Investment Adviser intends to take measures to attempt to avoid or minimize such potential losses and turnover. The Fund may, but need not, maintain cash or borrow money to meet repurchase requests. Such a practice could increase the Fund’s operating expenses and impact the ability of the Fund to achieve its investment objective.

Shares shall be prioritized for repurchase by the date of investment. Shares repurchased will be treated on a “first in first out” basis. Therefore, the portion of Shares repurchased will be deemed to have been taken from the earliest Shares purchased by such Shareholder. The Fund does not presently intend to impose any charges (other than direct costs and expenses, such as wiring fees) on the repurchase of Shares, although it may allocate to Shareholders whose Shares are repurchased withdrawal or similar charges imposed by Investment Funds if the Investment Adviser determines to withdraw from one or more Investment Funds as a result of Shareholder repurchase tenders and such charges are imposed on the Fund.

A Shareholder who tenders some but not all of such Shareholder’s Shares for repurchase will be required to maintain a minimum account balance of $25,000 in the Fund . Such minimum account balance requirement may be waived by the Fund, in its sole discretion. The Fund reserves the right to reduce the amount to be repurchased from a Shareholder so that the required account balance is maintained.

The Fund expects that the purchase price for Shares acquired pursuant to the Offer to Purchase, which will not exceed the Offer Amount (unless the Fund elects to purchase a greater amount), will be derived from: (1) cash on hand; (2) the proceeds of the sale of and/or delivery of securities and portfolio assets held by the Fund; and/or (3) possibly borrowings, as described below. Neither the Fund nor the Investment Adviser nor any of the Managers or Trustees of the Fund have determined at this time to borrow funds to purchase Shares in connection with the Offer to Purchase. However, depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to seek to borrow money to fund all or a portion of the purchase price. The Fund currently has a borrowing facility in place that it can utilize to help fund the Offer to Purchase.

7. Certain Conditions of the Offer. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Shareholders of such extension. If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Shares, the estimated net asset value of such Shares will be determined approximately one month after the tender offer actually expires. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares tendered. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

Please note that just as you have the opportunity to have your Shares repurchased in the Offer and the right to withdraw your tender on or before the Expiration Date, the Fund has the right to cancel, amend or postpone this offer at any time prior to the earlier to occur of the Valuation Date (as such may be extended if the Expiration Date is extended) or when the tendered Shares have been accepted by the Fund. The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the Trustees’ judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the estimated net asset value of the Fund from the estimated net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Shareholders if Shares tendered pursuant to the Offer were purchased; or (c) the Independent Trustees of the Fund determine that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8. Certain Information About the Fund. The Fund is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end, non-diversified, management investment company and is organized as a Delaware statutory trust. The principal executive office of the Fund is located at 4265 San Felipe, 8th Floor, Houston, Texas 77027 and the telephone number is (713) 993-4675. Shares are not traded on any established trading market and are subject to restrictions on transferability pursuant to the Registration Statement. The Investment Adviser’s investment committee (“Investment Committee”) members are Messrs. John A. Blaisdell, Andrew B. Linbeck, Jeremy L. Radcliffe and Lee G. Partridge (the “Managers”). Their address is c/o Salient Advisors, L.P. and 4265 San Felipe, 8th Floor, Houston, Texas 77027 and the telephone number is (713) 993-4675.

Based on November 30, 2011 estimated values, Mr. John A. Blaisdell, Trustee of the Fund, beneficially owns $15,682 of the Fund, and beneficially owns an aggregate of $562,695 in the fund complex (which amount includes $82,591 in investments made by affiliates of which Mr. Blaisdell is a member of the governing body).

Based on November 30, 2011 estimated values, Mr. Andrew B. Linbeck, Trustee of the Fund, beneficially owns $15,682 of the Fund, and beneficially owns an aggregate of $2,122,195 in the fund complex (which amount includes $82,591 in investments made by affiliates of which Mr. Linbeck is a member of the governing body).

Based on November 30, 2011 estimated values, Mr. John E. Price, Principal Financial Officer of the Fund, beneficially owns $2,999 of the Fund, and beneficially owns an aggregate of $15,794 in the fund complex (which amount includes $15,794 in investments made by affiliates of which Mr. Price is a member of the governing body).

Based on November 30, 2011 estimated values, Mr. A. Haag Sherman, Trustee of the Fund, beneficially owns $2,465 of the Fund, and beneficially owns an aggregate of $966,007 of the fund complex (which amount includes $12,983 in investments made by affiliates of which Mr. Sherman is a member of the governing body).

Based on November 30, 2011 estimated values, Mr. Jeremy L. Radcliffe, Trustee and Secretary of the Fund, beneficially owns $7,295 of the Fund, and beneficially owns an aggregate of $1,385,486 of the fund complex (which amount includes $38,420 in investments made by affiliates of which Mr. Radcliffe is a member of the governing body).

Based on November 30, 2011 estimated values, Mr. Lee G. Partridge, Chief Investment Officer of the Investment Adviser, beneficially owns $1,880 of the Fund, and beneficially owns an aggregate of $695,416 of the fund complex (which amount includes $9,903 in investments made by affiliates of which Mr. Partridge is a member of the governing body).

The Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Shares (other than the Fund’s intention to accept purchases for Shares from time to time in the discretion of the Fund) or the disposition of Shares pursuant to discretionary periodic solicitations; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund; (d) any change in the identity of the Investment Adviser or the Managers or Trustees of the Fund, or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the Managers or Trustees of the Fund, to fill any existing vacancy for a Manager or to change any material term of the investment advisory arrangements with the Investment Adviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Trustees determine may be necessary or appropriate to fund any portion of the purchase price for Shares acquired pursuant to this Offer to Purchase or in connection with the ordinary portfolio transactions of the Fund); (f) any other material change in the Fund’s structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the Registration Statement or other actions that may impede the acquisition of control of the Fund by any person.

9. Certain Federal Income Tax Consequences. The following discussion is a general summary of the federal income tax consequences of the purchase of Shares by the Fund from Shareholders pursuant to the Offer. Shareholders should consult their own tax advisers for a complete description of the tax consequences to them of a purchase of their Shares by the Fund pursuant to the Offer.

The repurchase or transfer of Shares may result in a taxable gain or loss to the tendering Shareholder. Different tax consequences may apply for tendering and non-tendering Shareholders in connection with a repurchase offer. For example, if a Shareholder does not tender all of his or her Shares, such repurchase may not be treated as an exchange for U.S. federal income tax purposes and may result in deemed distributions to non-tendering Shareholders. On the other hand, Shareholders who tender all of their Shares (including Shares deemed owned by Shareholders under constructive ownership rules) will be treated as having sold their Shares and generally will realize a capital gain or loss. Such gain or loss is measured by the difference between the Shareholder’s amount received and his or her adjusted tax basis of the Shares. For non-corporate Shareholders, gain or loss from the transfer or repurchase of shares generally will be taxable at a U.S. federal income tax rate dependent upon the length of time the Shares were held. Shares held for a period of one year or less at the time of such repurchase or transfer will, for U.S. federal income tax purposes, generally result in short-term capital gains or losses, and those held for more than one year will generally result in long-term capital gains or losses.

Additionally, any loss realized on the disposition of Shares of a Fund may be disallowed under “wash sale” rules to the extent the Shares disposed of are replaced with other shares of the Fund within a period of 61 days beginning 30 days before and ending 30 days after the shares are disposed of, such as pursuant to a dividend reinvestment in Shares of the Fund. If disallowed, the loss will be reflected in an upward adjustment to the basis of the Shares acquired.

Pursuant to Treasury Regulations directed at tax shelter activity, taxpayers are required to disclose to the Internal Revenue Service certain information on Form 8886 if they participate in a “reportable transaction.” A transaction may be a “reportable transaction” based upon any of several indicia with respect to a shareholder, including the recognition of a loss in excess of certain thresholds (for individuals, $2 million in one year or $4 million in any combination of years). Shareholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Shares.

10. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, Shareholders in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Shareholders from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting the Investment Adviser at (800) 725-9456 or from the SEC’s internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. (For more information about its operation call (202) 551-8090.)

Financial Statements

The audited financial statements of the Fund dated December 31, 2010, and the schedule of investments of the Fund dated December 31, 2010, both filed with the SEC on EDGAR on Form N-CSR on March 10, 2011, are hereby incorporated by reference. In addition, the financial statements of the Fund dated June 30, 2011, and the schedule of investments of the Fund dated June 30, 2011, both filed with the SEC on EDGAR on Form N-CSR on August 31, 2011, are hereby incorporated by reference.